Exhibit T3A.145

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “PARKWAY PLACE SPE, LLC”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF APRIL, A.D. 2010, AT 5:28 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 05:48 PM 04/15/2010 FILED 05:28 PM 04/15/2010 SRV 100389794 - 4812190 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Parkway Place SPE, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington

Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                 .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 15th day of April    , 2010.

By:	/s/ Jeffery V. Curry
Authorized Person (s)

Name:	Jeffery V. Curry